Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
July 19, 2018

PEABODY INCREASES QUARTERLY DIVIDEND TO $0.125 PER SHARE

ST. LOUIS, July 19, 2018 /PRNewswire/ -- Peabody (NYSE: BTU) announced today that its board of directors has declared a quarterly dividend of $0.125 per share on the company's common stock, payable on Aug. 23, 2018 to shareholders of record on Aug. 2, 2018.

Today's dividend announcement reflects an increase of nearly 10 percent over last quarter's dividend per share, in recognition of the company's strong ongoing cash flow generation.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents.  Peabody offers significant scale, high-quality assets, and diversity in geography and products.  Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people.  For further information, visit PeabodyEnergy.com.
Contact:
Julie Gates
314.342.4336

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com.  You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.